FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-136434-02

$467,496,000

OMNICOM GROUP INC.
OMNICOM CAPITAL INC.
OMNICOM FINANCE INC.
Zero Coupon Zero Yield Convertible Notes due 2033
Zero Coupon Zero Yield Convertible Notes due 2038

PROSPECTUS SUPPLEMENT DATED JULY 1, 2008
TO PROSPECTUS DATED AUGUST 9, 2006

        The selling securityholders table on pages 36-37 of the prospectus is hereby further amended to update the information to include the following entity as a selling securityholder in the prospectus and to list its total amount of Zero Coupon Zero Yield Convertible Notes due 2038:

NAME	AGGREGATE PRINCIPAL AMOUNT OF NOTES AT MATURITY THAT MAY BE SOLD	PERCENTAGE OF NOTES OUTSTANDING	COMMON STOCK OWNED PRIOR TO CONVERSION	COMMON STOCK REGISTERED HEREBY(1)
J.P. Morgan Securities Inc.(2)	$1,825,000	*	350	35,436

*	Less than 1%
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 19.4174 shares of common stock per $1,000 initial principal amount at maturity of the notes (reflecting a two-for-one stock split effected in the form of a 100% stock dividend distributed on June 25, 2007). However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	This selling securityholder was previously listed as holding $46,725,000 of the notes. J.P. Morgan Securities Inc. was one of the initial purchasers of the notes.

        The preceding table has been prepared based upon information furnished to the issuers by the selling securityholder named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom the issuers believe they have no affiliation. Information about the selling securityholder may change over time. Any changed information will be set forth in prospectus supplements.